Exhibit 99.1

Revolution Lighting Technologies Reports Third Quarter 2014 Financial Results

– Reported Q3 Revenue of $26.9 Million –

– Gross Margin at 32% –

– Positive Adjusted EBITDA of $1.5 Million –

Stamford, CT, November 6, 2014 – Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting”), a global provider of advanced LED lighting solutions, today announced financial results for the third quarter of 2014, ended September 30, 2014.

“We are extremely pleased with our third quarter performance in that it began to reflect the results of our efforts over the past two years,” said Robert V. LaPenta, Chairman and Chief Executive Officer, Revolution Lighting Technologies. “During that period, we put in place critical infrastructure, we expanded our industry leading product portfolio, and built an impressive distribution network. While more work needs to be done, Revolution Lighting is now in position to capitalize on the exciting opportunities in LED lighting that we believe are just beginning. With our strong sales pipeline of over $300 million over the next 12-15 months, and our recently completed bank financing facility with Bank of America, we believe we are well-positioned for growth in excess of 30% next year.”

Quarter Ended September 30, 2014

For the quarter ended September 30, 2014, total revenue, which includes the recently completed Value Lighting acquisition, was approximately $26.9 million, as compared to $5.3 million in the same period in 2013, an increase of approximately 406%. Gross profit for the quarter was approximately $8.6 million as compared to gross profit of approximately $1.4 million for the same period in 2013, an increase of 527%. Gross margin for the quarter was 32% as compared to 26% in the same period in 2013. The increase in revenue and gross margin reflects the impact of acquisitions from their respective dates of acquisition.

The Company reported an operating loss of $0.7 million in the third quarter of 2014 as compared to $3.1 million in the same period of 2013. Operating results for the third quarter of 2014 were negatively impacted by one-time and non-cash charges of $2.2 million, including expenses related to acquisitions, the amortization of intangible assets resulting from the acquisitions and stock-based compensation, compared to corresponding charges of $1.4 million in the third quarter of 2013. Adjusted EBITDA (as defined below) for the third quarter of 2014 was approximately $1.5 million compared to negative $1.7 million in the third quarter of 2013. Adjusted EBITDA was affected by the Company’s decision to invest in additional sales and marketing resources.

The Company reported a net loss for the third quarter of 2014 of approximately $1.4 million as compared to a net loss of $3.1 million for the same period in 2013.

Basic and diluted loss per share attributed to common stockholders were $0.02 and $0.04, respectively, for the quarters ended September 30, 2014 and 2013. Weighted basic and diluted shares outstanding were 90.7 million for the quarter ended September 30, 2014 and 79.3 million for the quarter ended September 30, 2013. The per share amounts reflect accrual of dividends on preferred stock and the accretion to their redemption value.

Nine months ended September 30, 2014

For the nine months ended September 30, 2014, total revenue was approximately $49.3 million, as compared to $19.0 million in the same period of 2013, an increase of approximately 160%. Gross profit for the period was approximately $16.0 million, as compared to $7.6 million during the same period in 2013, an increase of approximately 111%. Gross margin was 32% as compared to gross margin of 40% for the same period in 2013. The decrease in gross margin percentage reflects the impact of a large order from a real estate development group recorded in the nine months ended September 30, 2013, which did not reoccur in 2014.

The Company reported an operating loss of $7.4 million in the nine months ended September 30, 2014 as compared to $7.3 million in the same period of 2013. Operating results for the nine months in 2014 were negatively impacted by non-operating costs, one-time and non-cash charges of $5.4 million, including expenses related to acquisitions, severance and transition costs, and amortization of intangible assets related to acquisitions and stock-based compensation, compared to a corresponding amount of $6.7 million in 2013. Adjusted EBITDA (as defined below) for the nine months ended September 30, 2014 was approximately negative $2.0 million compared to negative Adjusted EBITDA of $0.6 million for the comparable period in 2013, excluding the aforementioned charges. Adjusted EBITDA was affected by the Company’s decision to invest in additional sales and marketing resources.

The Company reported a net loss for the nine months ended September 30, 2014 of approximately $2.6 million as compared to a net loss of $13.5 million for the same period in 2013. The net loss includes the aforementioned charges and in 2014 interest expense of $0.7 million and a deferred income tax benefit of $5.5 million, and in 2013 a one-time non-cash charge of $7.0 million related to the change in fair value of the embedded derivative liability related to the Company’s Series E preferred stock, as well as a gain of $0.7 million on a bargain purchase of a business. The Company does not expect these items to reoccur going forward.

Basic and diluted loss per share were negative $0.06 and $0.22, respectively, for the nine months ended September 30, 2014 and 2013. The per share amounts reflect accrual of dividends on preferred stock and their accretion to the redemption value.

Recent Business Highlights

•

Announced that the Company is nearing completion of the retrofit installation of over 40,000 LED tube lights in all ten New Brunswick Public Schools, making the district the first New Jersey school system to fully convert to energy efficient LED lighting upon completion.

•	Named to the Marcum Tech Top 40 list in the Advanced Manufacturing category by the Connecticut Technology Council (CTC) and Marcum LLP.
•	Entered into a three year loan and security agreement with Bank of America. The agreement allows Revolution Lighting to borrow up to $25 million on a revolving basis.
•	Completed the largest LED lighting retrofit project in Connecticut at the Connecticut Convention Center (CCC) in Hartford.

The Company’s business pipeline is robust with Revolution Lighting being selected for several strategic opportunities and initiating key projects in recent months, including the following:

•	Selected on LED lighting retrofit projects for several large nationwide franchise operators with over 6,000 outlets commencing in 2014 with a potential of over $100 million.
•	Designated the preferred provider of LED products for New Jersey and select New York State public school systems with the potential of over $30 million.
•	Selected to participate in a large multi-use project in a major U.S. city, including hotels, apartments and retail outlets with a potential of $20 million.
•	The Company’s products are scheduled to become available on the Staples Quill Network by the end of November.

Liquidity Position

At September 30, 2014, the Company had a cash balance of approximately $2.4 million and availability on our financing facility of over $13 million. At September 30, the Company had current assets of $39.9 million.

For the nine months ended September 30, 2014 and 2013, the Company reported negative cash flows from operations of approximately $15.7 million and approximately $5.2 million, respectively. Negative cash flow is primarily due to the significant increase in accounts receivable resulting from increased sales in the first nine months of 2014, reduced accounts payable and advance invoice buys to support our increased sales pipeline. Cash used for operations for the nine months ended September 30, 2014 and 2013 included $0.9 million and $3.3 million paid for acquisition related costs and severance and related costs, respectively. For the year ended December 31, 2013, the Company used cash for operations of approximately $8.1 million, which included approximately $3.5 million cash paid for acquisition related costs and severance and transition costs. At September 30, 2014, the Company had working capital of approximately $16.3 million compared to negative working capital of approximately $1.8 million at December 31, 2013.

During the year ended December 31, 2013, the Company issued convertible redeemable preferred stock to RVL 1, LLC (“RVL”) for cash of approximately $10.0 million and common stock to unaffiliated investors for approximately $5 million in cash and borrowed approximately $0.9 million under an accounts receivable financing facility. During the nine months ended September 30, 2014, the Company borrowed $18.6 million from affiliates of its controlling shareholder for general corporate purposes including $10.8 million used to fund the cash portion of the consideration for the acquisition of Value Lighting. On June 30, 2014, the Company issued Series G preferred stock of $18.0 million to affiliates of its controlling stockholder in exchange for notes payable of approximately $12.6 million, including accrued interest, and Series F preferred stock of $5.4 million, including accrued dividends. During the three months ending September 30, 2014, the Company exchanged outstanding borrowings for a new consolidated note aggregating to $5.7 million bearing interest at 9% and maturing on April 1, 2016, with a balance at September 30, 2014 of $2.6 million.

On August 20, 2014, the Company entered an agreement with Bank of America to borrow up to $25 million on a revolving basis. Borrowings under the agreement are determined on specified percentages of eligible receivables and inventory, and bear interest either on the base rate plus specified margins or at LIBOR plus specified margins, at the election of the Company. The loan provides the Company with a favorable interest rate with an initial interest rate of 3%. The agreement contains customary covenants and restrictions typical of these agreements. The Company is in compliance with all bank covenants.

Guidance

The Company expects sales in the fourth quarter of between $28-30 million with positive Adjusted EBITDA and positive operating cash flow.

Q3 Conference Call

Revolution Lighting will host a conference call and live webcast to discuss third quarter financial results at 11:00 a.m. ET today, November 6, 2014. To access the conference call, dial 1-888-427-9419 for the U.S. or Canada and 1-719-325-2315 for international callers with conference ID #6303959. The webcast will be available live on the Investor Relations section of the Company’s website at http://ir.rvlti.com/.

An audio replay of the call will also be available to investors by phone beginning at approximately 2:00 p.m. ET on November 6, 2014 until 11:59 p.m. ET on November 20, 2014 by dialing 1-877-870-5176 for the U.S. or Canada or 1-858-384-5517 for international callers, and entering passcode #6303959. In addition, an archived audio webcast will be available on the Investors Relations section of the Company’s website at http://ir.rvlti.com/.

Further information on Revolution Lighting Technologies’ quarterly and annual results can be found in the Company’s Form 10-Q for the quarter ended September 30, 2014 filed with the U.S. Securities and Exchange Commission (SEC) and may be accessed on the SEC’s website at www.sec.gov.

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of light emitting diode (LED) lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced technology and aggressive new product development, Revolution Lighting has created an innovative, multi-brand, lighting company that offers a comprehensive advanced product platform. The Company goes to market through its Seesmart brand, which designs, engineers and manufactures an extensive line of high-quality interior and exterior LED lamps and fixtures; Lighting Integration Technologies Inc., which sells and installs Seesmart products; Lumificient, which supplies LED illumination for the signage industry; Relume Technologies, a leading manufacturer of outdoor LED products; and Sentinel, a revolutionary patented and licensed monitoring and smart grid control system for outdoor lighting applications. Revolution Lighting Technologies markets and distributes its product through a network of independent sales representatives and distributors, as well as through energy savings companies, national accounts and its wholly owned subsidiary, Value Lighting, a leading supplier of lighting solutions to the multifamily residential housing sector and new construction marketplace across the U.S. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For additional information, please visit: www.rvlti.com.

Cautionary Statement for Forward-Looking Statements

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including statements relating to our business pipeline and sales opportunities, our revenue, Adjusted EBITDA and cash flow outlook for the fourth quarter and full year 2014. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially, including our history of losses, customer concentration risks, the potential for future dilution to our existing common stockholders, our status as a controlled company, the risk that demand for our LED products fails to emerge as anticipated, the availability of financing for our customers, competition from larger companies, and risks relating to third party suppliers and manufacturers, as well as the other Risk Factors described in Item 1A of our Form 10-K for the fiscal year ended December 31, 2013. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Adjusted EBITDA

We use Adjusted EBITDA as a non-GAAP measure of financial performance. Adjusted EBITDA is calculated by adding back to net income or loss interest and financing related costs, acquisition related charges, severance and transition costs, interest, income taxes, depreciation and amortization, long lived asset impairments and stock based compensation charges. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA is useful to help investors analyze the operating trends in the business and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing our financial results with other companies that use Adjusted EBITDA in their communications with investors. By excluding non-cash charges such as amortization and depreciation, stock based compensation, long lived asset impairments as well as charges for income taxes, interest and financing charges, acquisition related and severance and transition costs, investors can evaluate our operations and compare our results with the results of other companies on a more consistent basis. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals and evaluate the performance of business units and management.

We consider Adjusted EBITDA to be an important indicator of our operational strength and performance and a useful measure of historical and prospective trends. However there are significant limitations of the use of Adjusted EBITDA since it excludes interest income and expense, financing related and acquisition related charges, severance and transition costs, stock based compensation and income taxes, all of which impact profitability, as well as depreciation and amortization and impairments, related to the use of long lived assets that benefit future periods. We believe that these limitations are compensated by providing Adjusted EBITDA only with GAAP performance measures and clearly identifying the differences between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or loss or operating income or loss presented in accordance with GAAP. Moreover, Adjusted EBITDA as defined by the Company may not be comparable to similarly titled measure provided by other entities.

A reconciliation of our GAAP net loss to non-GAAP Adjusted EBITDA for the quarters ended September 30, 2014 and September 30, 2013 respectively follows:

	(in millions)		(in millions)

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
(in millions)	2014	2013	2014	2013
Net Loss	$(1.4)	$(3.1)	$(2.6)	$(13.5)

Change in fair value of embedded derivative	—	—	$—	6.9

Gain on bargain purchase of business	—	—	—	(0.7)

Severance and transition costs	0.1	0.1	0.3	1.1

Acquisition related costs	0.2	0.7	0.6	2.2

Depreciation and amortization	1.7	0.5	3.9	2.6

Interest Expense	0.2	—	0.7	—

Stock compensation	0.2	0.1	0.6	0.8

Deferred income tax provision (benefit)	0.5	—	(5.5)	—

Adjusted EBITDA	$1.5	$(1.7)	$(2.0)	$(0.6)

Contact:

ICR

Anton Nicholas, Cory Ziskind

203-682-8200

Anton.Nicholas@icrinc.com

Cory.Ziskind@icrinc.com